News Release

Westmoreland Announces Restatement of Previously Issued Financial Statements;
Technical Accounting Restatement for Reclamation Receivables Has No Impact on:

•	Cash Flow Generation

•	Economic Value of the Reclamation Contracts

•	Ability to Collect Cash for Reclamation from Customers

Englewood, CO – February 24, 2017 – Westmoreland Coal Company (Nasdaq:WLB) today announced that it will restate financial information stemming from changes in the accounting for its customer reclamation receivables. This change has no impact on Westmoreland’s cash flow, the economic value of its contracts or its ability to collect cash for reclamation from customers. Westmoreland understands the inconvenience this creates and the team is working diligently to process this change so year-end earnings and the 10-K can be released expeditiously.

Westmoreland’s Annual Report on Form 10-K for the year ended December 31, 2016 will include restated consolidated financial statements for the years ended December 31, 2015 and 2014, and all interim periods during 2016 and 2015. Westmoreland does not intend to file amendments to previous filings with the Securities and Exchange Commission. Investors are advised to no longer rely upon previously issued financial statements, earnings releases or other financial communications.

Based on a preliminary assessment, Westmoreland expects the following changes to its financial statements as a result of this restatement:

•
For the year ended December 31, 2015, an increase in revenue of $9.5 million, an increase in accretion expense (reflected in cost of sales) of $9.1 million, and an increase in depletion expense of $9.6 million.

•
For the nine months ended September 30, 2016, an increase in revenue of $3.4 million, an increase in accretion expense (reflected in cost of sales) of $8.7 million and an increase in depletion expense of $11.8 million.

•
The third party reclamation receivable will now be recognized on the balance sheet as land and mineral rights. There is no impact on Westmoreland’s ability to be reimbursed for reclamation from its customers.

Westmoreland expects its Adjusted EBITDA1 to be higher than previously reported primarily from the increase in revenue and the exclusion of accretion and depletion expense from the calculation.

These amounts are preliminary and are based on Westmoreland’s current expectations. There can be no assurance that this financial information will not change, possibly materially, before Westmoreland files its Form 10-K for the year ended December 31, 2016.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States.  Westmoreland’s coal operations include surface coal mines in the United States and Canada, underground coal mines in Ohio and New Mexico, a char production facility, and a 50% interest in an activated carbon plant.  Westmoreland also owns the general partner of and a majority interest in Westmoreland Resource Partners, LP, a publicly-traded coal master limited partnership (NYSE:WMLP).  Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina.  For more information, visit www.westmoreland.com.

Notes

1. Adjusted EBITDA is a non-GAAP measure that does not reflect the Company’s cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments; does not reflect income tax expenses or the cash requirements necessary to pay income taxes; does not reflect changes in, or cash requirements for, the Company’s working capital needs; and does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of the Company’s debt obligations. In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements. Westmoreland considers Adjusted EBITDA to be useful because it reflects operating performance before the effects of certain non-cash items and other items that it believes are not indicative of core operations. The Company uses Adjusted EBITDA to assess operating performance.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on Westmoreland’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances, including statements regarding the Company's intent to restate its prior financial statements and the estimated adjustments of the restated financials, which are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. Westmoreland cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the risk that additional information may arise from the Company’s and its audit committee’s internal review, the risk that the process of preparing and auditing the restated financial statements or other subsequent events would require the Company to make additional adjustments and the time and effort required to complete the restatement of its financial statements, as well as other risks described more fully in the Company's filings with the SEC.

Any forward-looking statements made by Westmoreland in this news release speak only as of the date on which it was made. Westmoreland undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

For further information please contact

Gary Kohn
Interim Chief Financial Officer
1-720-354-4467
gkohn@westmoreland.com